Exhibit (d)(4)

February 16, 2007

The Gores Group, LLC

10877 Wilshire Boulevard, 18th Floor

Los Angeles, CA 90024

Attention: Ian Weingarten

Ladies and Gentlemen:

In order to allow the undersigned Recipient (the “Recipient”) to evaluate a possible investment (the “Proposed Investment”) we have and will deliver to Recipient, upon Recipient’s execution and delivery to Potomac Key Group, LLC (“Potomac Key Group”) of this Letter Agreement, certain information about the proposed properties and operations of the Company and any potential acquisition target described in the “teaser” attached hereto as Exhibit A (“Target”). All information about the Target furnished, directly or indirectly, by Potomac Key Group or our Representatives (as defined below), whether furnished before or after the date hereof, whether oral, written, recorded or on electronic media and regardless of the manner in which it is furnished, is referred to in this Letter Agreement as “Proprietary Information”. Proprietary Information also includes all information regarding the Proposed Investment, including the fact of the Proposed Investment, as well as all information regarding the proposed acquisition or acquisition of the Target, including the fact of such proposed acquisition. Proprietary Information does not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Recipient or Recipient’s Representatives, (b) was available to Recipient on a nonconfidential basis prior to its disclosure by Potomac Key Group or our Representatives or (c) is or becomes available to Recipient on a nonconfidential basis from a person other than Potomac Key Group or our Representatives who is not otherwise bound by a confidentiality agreement with Potomac Key Group or any Representative of ours or any Target, or is otherwise not under an obligation to Target or any Representative of ours or any Target not to transmit the information to Recipient, or (d) is independently developed by Recipient or its Representatives without use of, or reference to, an Proprietary Information. As used in this Letter Agreement, the term “Representative” means, as to any person, such affiliates, directors, officers, employees, agents, partners, advisors (including, without limitation, financial advisors, counsel and accountants), controlling persons and financing sources. As used in this Letter Agreement, the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual.

Except as required by law, unless otherwise agreed to in writing by Potomac Key Group, Recipient agrees (a) to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any person other than Recipient’s Representatives who are actively and directly participating in Recipient’s evaluation of the Proposed Investment or who otherwise need to know the Proprietary Information for the purpose of evaluating the Proposed Investment and to cause those persons to be legally bound to observe the terms of this Letter Agreement, (b) not to use Proprietary Information for any purpose other than in connection with Recipient’s evaluation of the Proposed Investment or the consummation of the Proposed Investment in a manner that Potomac Key Group has approved and (c) not to disclose to any person (other than those of Recipient’s Representatives who are actively and directly participating in Recipient’s evaluation of the Proposed Investment or who otherwise need to know for the purpose of evaluating the Proposed Investment and, in the case of Recipient’s Representatives, whom Recipient will cause to observe the terms of this Letter Agreement) any information about the Proposed Investment or the terms or conditions or any other facts relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto or the status thereof, or the fact that Proprietary Information has been made available to Recipient or Recipient’s Representatives. Recipient agrees that all Proprietary Information remains at all times the sole and exclusive property of Potomac Key Group or the applicable Target, as the case may be, and Potomac Key Group or the applicable Target, as the case may be, has the exclusive right, title, and interest to such Proprietary Information. No right or license, by implication or otherwise, is granted by Potomac Key Group as a result of any disclosure of Proprietary Information under this Letter Agreement. Recipient will be responsible for any breach of the terms of this Letter Agreement by Recipient or Recipient’s Representatives.

In the event that Recipient is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Proprietary Information or any other information concerning the Target, or the Proposed Investment, Recipient agrees that Recipient will, to the extent practicable, provide Potomac Key Group with prompt notice of such request or requirement in order to enable Potomac Key Group to seek an appropriate protective order or other remedy, to consult with Recipient with respect to our taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Letter Agreement. In any such event Recipient will use its commercially reasonable efforts to ensure that all Proprietary Information and other information that is so disclosed will be accorded confidential treatment.

If Recipient determines that Recipient does not wish to proceed with the Proposed Investment, Recipient will promptly advise Potomac Key Group of that decision. In the event that Potomac Key Group in its sole discretion, so requests, Recipient will, upon Potomac Key Group’s request, promptly deliver to Potomac Key Group all Proprietary Information, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in Recipient’s possession or in the possession of any Representative of Recipient; provided, however, that Recipient may retain one copy of any Proprietary Information if required to do so by applicable law, regulation or its internal document retention policies or procedures; provided, further, that such Proprietary Information shall remain subject to the confidentiality obligations set forth herein.

Recipient acknowledge that neither Potomac Key Group nor our Representatives and none of the respective officers, directors, employees, agents or controlling persons of Potomac Key Group or such Representatives makes any express or implied representation or warranty as to the accuracy or completeness of any Proprietary Information, and Recipient agrees that none of such persons shall have any liability to Recipient or any of Recipient’s Representatives relating to or arising from Recipient’s use of any Proprietary Information or for any errors therein or omissions therefrom, in each case, except as otherwise agreed to herein or in any final agreement relating to the Proposed Investment. Recipient also agrees that Recipient is not entitled to rely on the accuracy or completeness of any Proprietary Information and that Recipient shall be entitled to rely solely on such representations and warranties regarding Proprietary Information as may be made to Recipient in any final agreement relating to the Proposed Investment, subject to the terms and conditions of such agreement.

Recipient agrees that, without Potomac Key Group’s consent, it will not for a period of one year from the date hereof directly or indirectly solicit for employment or employ any person who is now an officer of Potomac Key Group or any of the Target or any of their respective subsidiaries; provided, however, that Recipient shall not be prohibited from (a) employing any such person who contacts Recipient on his or her own initiative and without any direct or indirect solicitation by Recipient, (b) employing any such person in response to generalized solicitations for employees (which solicitations are not specifically targeted at the employees of Potomac Key Group, the Targets or any of their respective subsidiaries) through the use of media advertisements, professional search firms or otherwise, (c) employing any such person who has not been employed by Potomac Key Group, the Targets or any of their respective subsidiaries for a period of six months prior to employment with Recipient, or (d) if Recipient enters into the Proposed Investment and a definitive agreement regarding the Proposed Investment, employing such persons connected with the Company or the applicable Target in accordance with such definitive agreement and in accordance with all applicable laws.

Recipient agrees that until a final agreement regarding the Proposed Investment has been executed by Recipient and Potomac Key Group or the Company, as applicable, neither Potomac Key Group or nor any of our Representatives are under any legal obligation and shall have no liability to Recipient of any nature whatsoever with respect to the Proposed Investment by virtue of this Letter Agreement or otherwise. Recipient also acknowledges and agrees that (i) Potomac Key Group and our Representatives may conduct the process that may or may not result in the Proposed Investment in such manner as Potomac Key Group, in our sole discretion, may determine (including, without limitation, negotiating and entering into a final agreement with any third party without notice to Recipient) and (ii) Potomac Key Group reserves the right to change (in our sole discretion, at any time and without notice to Recipient) the procedures relating to our and Recipient’s consideration of the Proposed Investment (including, without limitation, terminating all further discussions with Recipient and requesting that Recipient return all Proprietary Information to Potomac Key Group). Without prejudice to the rights and remedies otherwise available to Potomac Key Group, Recipient agrees that Potomac Key Group shall be entitled to equitable relief by way of injunction or otherwise if Recipient or any of Recipient’s Representatives breach or threaten to breach any of the provisions of this Letter Agreement.

It is further understood and agreed that no failure or delay by Potomac Key Group in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

Except as permitted herein, Recipient agrees not to initiate or maintain contact (except for contacts made in connection with existing commercial relationships and/or in the ordinary course of business or unrelated to the Proposed Investment or a proposed acquisition) with any officer, director, employee or agent of a Target with respect to a proposed acquisition except with the express prior permission of Potomac Key Group. It is understood that, if appropriate, Potomac Key Group will arrange for contacts for due diligence purposes. It is further understood that all (a) communications regarding a proposed acquisition of a Target, (b) requests for additional information of a Target, (c) requests for facility tours or management meetings with respect to a Target and (d) discussions or questions regarding the procedures and guidelines for the Proposed Investment or any proposed acquisition will be submitted only to Potomac Key Group.

Unless specifically permitted in writing in advance by Potomac Key Group, Recipient agrees that it will not, and it shall cause its Representatives not to, for a period of one year from the date of this agreement (and will not at any time during such period assist or encourage others to): (a) acquire or agree, offer, seek or propose to acquire (or directly or indirectly request permission to do so), directly or indirectly, alone or in concert with any other person, by purchase or otherwise, any ownership, including, but not limited to, beneficial ownership as defined in Rule 13d 3 under the Securities Exchange Act of 1934, as amended (the “Act”), of any of the assets, businesses or common stock of a Target or any securities convertible into or exchangeable for or exercisable (whether currently or upon the occurrence of any contingency) for the purchase of common stock (collectively, “Stock”) of a Target or any other rights or options to acquire such ownership of a Target (including from any third party); (b) solicit proxies (as such terms are defined in Rule 14a-1 under the Act), whether or not such solicitation is exempt under Rule 14a 2 under the Act, with respect to any matter from holders of any shares of Stock of a Target, or make any communication exempted from the definition of solicitation by Rule 14a-1(1)(2)(iv) under the Act with respect to a Target; (c) offer to enter into or may any public announcement or proposal with respect to any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving a Target or initiate, or induce or attempt to induce or participate with any other person, entity or group (as defined in Section 13(d)(3) of the Act) to initiate, any stockholder proposal or tender offer for any Stock of a Target, any change of control of a Target, or the convening of the stockholders’ meeting of a Target; (d) request a Target (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph; (e) take any action inconsistent with any of the foregoing subparagraphs (a) through (d); or (f) take any action with respect to any of the matters described in this paragraph that requires public disclosure or disclose any intention inconsistent with the foregoing.

Recipient is aware, and will advise its Representatives who are informed of the matters that are the subject of this agreement, of the restrictions imposed by the United States securities laws, rules and regulations on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. Recipient hereby confirms that it, and its Representatives, shall take any action necessary to prevent the use of any information about a Target in a way which might violate any antitrust, securities or other applicable law, rule or regulation.

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that state. This Letter Agreement and the obligations hereunder shall terminate two (2) years from the date hereof, except where a time period is specified herein.

Any assignment of this Letter Agreement by Recipient without our prior written consent shall be void.

This Letter Agreement contains the entire agreement between Recipient and Potomac Key Group concerning confidentiality of the Proprietary Information, and no modification of this Letter Agreement or waiver of the terms and conditions hereof shall be binding upon Recipient or Potomac Key Group, unless approved in writing by each of Recipient and Potomac Key Group.

Please confirm Recipient’s agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

Potomac Key Group, LLC

By	/s/ Stuart Mackiernan
Title	Principal

Accepted and Agreed

as of the date

first written above:

The Gores Group, LLC

By	/s/ Joe Awad
Title	Counsel